EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2015 Fourth Quarter and Full Year Financial Results

ELGIN, Ill., March 07, 2016 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the fourth quarter of fiscal 2015 and for the full fiscal year, which ended January 2, 2016.

Fourth quarter and full year highlights include:

  The fourth quarter of fiscal 2014 had 17 weeks while the fourth quarter of fiscal 2015 had only 16 weeks which means that the fourth quarter of fiscal 2015 had 6% fewer working days than the fourth quarter of fiscal 2014.  Likewise the full fiscal year 2015 had 2% fewer working days than the full fiscal year 2014.

  Revenues for the quarter decreased 14.3%, to $100.4 million, compared to $117.1 million in the fourth quarter of fiscal 2014.  This decrease was due to a $17.7 million decrease in the Oil Business segment.  The revenue decrease was mainly driven by a $10.6 million decline in lube oil sales resulting from lower prices, $6.0 million from a lower average recycled fuel oil (RFO) selling price, and $2.7 million from lower average selling prices for our by-products, partially offset by higher volume.  The average price for our base lube oil product decreased by approximately 39% from the same quarter in 2014.

  For fiscal 2015, revenues increased 3.2% to $350.0 million, compared to $339.1 million in fiscal 2014.  For fiscal 2015, revenues increased in our Environmental Services segment driven by improved pricing, organic growth, and as a result of our FCCE acquisition in the fourth quarter of 2014.

  Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services.  During the fourth quarter, Environmental Services revenues increased $1.0 million, or 1.4% compared to the fourth quarter of fiscal 2014.  During fiscal 2015, Environmental Services segment revenues increased $36.6 million, or 19.3% when compared to fiscal 2014.  The increase in this segment was mostly the result of organic growth as well as full year revenues from our FCCE acquisition, which was completed in the fourth quarter of 2014.

  All 82 branches in operation during the fourth quarter of fiscal 2014 were also in operation during the fourth quarter of fiscal 2015.  Therefore same-branch revenue growth approximates the total growth rate of our Environmental Services segment in the fourth quarter of fiscal 2015.

  In the fourth quarter of fiscal 2015, average revenues per working day in our Environmental Services segment were approximately $900,000 compared to $840,000 in the fourth quarter of fiscal 2014.  This represents an approximate revenue growth rate of 7% for this segment during the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014.  For fiscal 2015, average revenues per working day in our Environmental Services segment were approximately $895,000, compared to $740,000 in fiscal 2014.

  Our Oil Business segment includes used oil collection, recycled fuel oil sales, and re-refining activities.  During the fourth quarter of fiscal 2015, Oil Business revenues decreased 35.6%, to $32.0 million from $49.7 million in the fourth quarter of fiscal 2014.  In the fourth quarter of 2015, revenues from our used oil re-refinery declined as a result of significantly lower crude oil prices, which impacted the selling prices of our re-refinery products and by-products.  During fiscal 2015, Oil Business revenues decreased $25.6 million, or 17.2%.  The revenue decrease was mainly driven by $38.6 million shortfall in lube oil sales resulting from lower prices, $7.3 million from lower average selling prices for our by-products, and $3.9 million from a lower average RFO selling price, partially offset by higher volume.

  During the fourth quarter of fiscal 2015, we produced base oil at a rate of 93% of the nameplate capacity of our re-refinery.  During the quarter we also completed the expansion of our re-refinery.  The new name plate capacity of our re-refinery is 75 million gallons of input per year.

  Fourth quarter 2015 operating results include a $4.0 million impairment of goodwill, and a $2.4 million write-down of inventory due to the substantial decline in oil prices.  Inventory write-downs throughout 2015 totaled $9.2 million as oil product prices declined.

  Basic loss per share was $0.11 in the fourth quarter of fiscal 2015, compared to a loss of $0.51 per share in the fourth quarter of fiscal 2014.  Basic income per share was $0.06 for fiscal 2015, compared to basic loss per share of $0.38 in fiscal 2014.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "During 2015 we have faced great challenges.  We began the year by focusing on integrating FCC Environmental into our business and we were able to do so and achieve synergies at a higher rate than originally estimated.  We also made adjustments to our Oil Business to deal with the impact of lower oil product pricing.  While dealing with these challenges, we still managed to grow our Environmental Services segment revenues and increase operating margin in this segment by 300 basis points on an annual basis."

Chalhoub added: "Declining prices for crude oil during the fourth quarter of fiscal 2015 caused a decline in the market price for the type of base oil we produce of approximately 15% while our RFO pricing decreased by approximately 23% compared to the third quarter of 2015.  These price declines put pressure on our spreads as we were not able to raise our street price for oil collection enough during the fourth quarter to offset these declines during this transition period.  This resulted in a compression of the spread between our net cost of feedstock and the selling price of our oil products during the fourth quarter.  Through the first eight weeks of the first quarter of fiscal 2016, we have seen an additional decrease in the market price for the type of base oil we sell by approximately 7%.  However, I am happy to report our weighted average street price for the collection of used oil during February 2016 was over $0.30 per gallon.  This compares to a net charge of less than $0.05 during the fourth quarter of fiscal 2015.  While we are happy with this improvement we will continue to adjust our street price and service fees in an effort to restore our spreads."

Chalhoub also added, “In addition to our efforts to increase the street price, we are working on several oil cost reduction measures, and we have also been increasing our fees for oil filter, oily water, and anti-freeze disposal services performed by our oil collection service representatives."

Mark DeVita, Chief Financial Officer stated, "We are pleased to report that our profit before SG&A in our Environmental Services segment was 29.9% during our fourth quarter and 28.1% for the full fiscal year.  The full-year figure represents a record high for percentage of profit before SG&A in our Environmental Services segment."

DeVita added: "During the fourth quarter, we experienced an impairment of goodwill related to our Oil Business segment of approximately $4.0 million.  We also experienced an inventory write-down of $2.4 million during the quarter which was primarily related to lower prices for our oil products.  After adjusting for these items our fourth quarter income per share was $0.06."

DeVita also added, "As of the end of fiscal 2015, we believe our balance sheet is strong.  Our leverage ratio at the end of the fourth quarter of fiscal 2015 reflected debt at 2.1 times EBITDA, as calculated in accordance with our bank credit agreement which is well below our maximum allowable leverage. This leverage figure is calculated before considering our $23.6 million of cash on hand as of the end of fiscal 2015."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations.  Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate FCC Environmental and achieve the anticipated synergies from the acquisition within the expected time period, or at all; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; our ability to successfully complete our used oil re-refinery expansion and realize the anticipated benefits therefrom within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 17, 2015.  Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.  We assume no obligation to update or revise them or provide reasons why actual results may differ.  The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services and waste antifreeze collection and recycling.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers.  Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 82 branches serving over 108,000 customer locations.

Conference Call

The Company will host a conference call on Tuesday, March 8, 2016 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	January 2, 2016	January 3, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$23,608	$21,555
Accounts receivable - net	41,592	49,857
Inventory - net	24,774	30,798
Deferred income taxes	—	2,549
Other current assets	6,227	11,776
Total Current Assets	96,201	116,535
Property, plant and equipment - net	131,365	137,137
Equipment at customers - net	23,172	22,039
Software and intangible assets - net	22,202	24,775
Goodwill	27,329	19,333
Total Assets	$300,269	$319,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,129	$32,466
Current maturities of long-term debt and term loan	6,700	5,259
Accrued salaries, wages, and benefits	4,330	5,212
Taxes payable	3,739	4,080
Other current liabilities	3,617	6,010
Total Current Liabilities	43,515	53,027
Term loan, less current maturities	64,195	73,854
Long-term debt, less current maturities	—	40
Deferred income taxes	2,726	5,484
Total Liabilities	$110,436	$132,405

STOCKHOLDERS' EQUITY:
Common stock	$222	$221
Additional paid-in capital	182,558	181,140
Retained earnings	6,385	5,135
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	189,165	186,496
Noncontrolling Interest	668	918
Total Equity	189,833	187,414
Total Liabilities and Stockholders' Equity	$300,269	$319,819

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Revenues
Product revenues	$34,812	$53,630	$134,320	$160,079
Service revenues	65,543	63,460	215,698	178,973
Total revenues	$100,355	$117,090	$350,018	$339,052

Operating expenses
Operating costs	$83,132	$107,144	$280,708	$290,622
Selling, general, and administrative expenses	13,716	20,314	45,269	45,646
Depreciation and amortization	4,147	4,966	17,197	12,877
Impairment of goodwill	3,952	—	3,952	—
Other (income) expense - net	(1,143)	(791)	(1,297)	(434)
Operating (loss) income	(3,449)	(14,543)	4,189	(9,659)
Interest expense – net	513	579	1,880	689
(Loss) income before income taxes	(3,962)	(15,122)	2,309	(10,348)
(Benefit of) provision for income taxes	(1,519)	(5,494)	899	(3,483)
Net (loss) income	$(2,443)	$(9,628)	$1,410	$(6,865)
Income attributable to noncontrolling interest	44	61	160	143
(Loss) income attributable to Heritage-Crystal Clean, Inc. common stockholders	$(2,487)	$(9,689)	$1,250	$(7,008)

Net (loss) income per share: basic	$(0.11)	$(0.51)	$0.06	$(0.38)
Net (loss) income per share: diluted	$(0.11)	$(0.51)	$0.06	$(0.38)

Number of weighted average shares outstanding: basic	22,166	18,985	22,146	18,604
Number of weighted average shares outstanding: diluted	22,366	18,985	22,408	18,604

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)
(Unaudited)

For the Fourth Quarters Ended,

January 2, 2016

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$6,828	$27,984	$—	$34,812
Service revenues	61,507	4,036	—	65,543
Total revenues	$68,335	$32,020	$—	$100,355
Operating expenses
Operating costs	45,486	37,646	—	83,132
Operating depreciation and amortization	2,422	360	—	2,782
Profit (loss) before corporate selling, general, and administrative expenses	$20,427	$(5,986)	$—	$14,441
Selling, general, and administrative expenses			13,716	13,716
Depreciation and amortization from SG&A			1,365	1,365
Total selling, general, and administrative expenses			$15,081	$15,081
Impairment of goodwill			3,952	3,952
Other (income) - net			(1,143)	(1,143)
Operating loss			—	(3,449)
Interest expense - net			513	513
Loss before income taxes			$—	$(3,962)

January 3, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$6,483	$47,147	$—	$53,630
Service revenues	60,884	2,576	—	63,460
Total revenues	$67,367	$49,723	$—	$117,090
Operating expenses
Operating costs	50,122	57,022	—	107,144
Operating depreciation and amortization	2,172	2,219	—	4,391
Profit (loss) before corporate selling, general, and administrative expenses	$15,073	$(9,518)	$—	$5,555
Selling, general, and administrative expenses			20,314	20,314
Depreciation and amortization from SG&A			575	575
Total selling, general, and administrative expenses			$20,889	$20,889
Other (income) - net			(791)	(791)
Operating loss			—	(14,543)
Interest expense - net			579	579
Loss before income taxes			$—	$(15,122)

For the Fiscal Years Ended,

January 2, 2016

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$22,462	$111,858	$—	$134,320
Service revenues	203,851	11,847	—	215,698
Total revenues	$226,313	$123,705	$—	$350,018
Operating expenses
Operating costs	155,321	125,387	—	280,708
Operating depreciation and amortization	7,468	6,013	—	13,481
Profit (loss) before corporate selling, general, and administrative expenses	$63,524	$(7,695)	$—	$55,829
Selling, general, and administrative expenses			45,269	45,269
Depreciation and amortization from SG&A			3,716	3,716
Total selling, general, and administrative expenses			$48,985	$48,985
Impairment of goodwill			3,952	3,952
Other (income) - net			(1,297)	(1,297)
Operating income			—	4,189
Interest expense - net			1,880	1,880
Income before income taxes			—	$2,309

January 3, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$19,398	$140,681	$—	$160,079
Service revenues	170,333	8,640	—	178,973
Total revenues	$189,731	$149,321	$—	$339,052
Operating expenses
Operating costs	136,226	154,396	—	290,622
Operating depreciation and amortization	5,885	4,915	—	10,800
Profit (loss) before corporate selling, general, and administrative expenses	$47,620	$(9,990)	$—	$37,630
Selling, general, and administrative expenses			45,646	45,646
Depreciation and amortization from SG&A			2,077	2,077
Total selling, general, and administrative expenses			$47,723	$47,723
Other (income) - net			(434)	(434)
Operating loss			—	(9,659)
Interest expense - net			689	689
Loss before income taxes			$—	$(10,348)

Total assets by segment as of January 2, 2016 and January 3, 2015 were as follows (in thousands):

	January 2, 2016	January 3, 2015
Total Assets:
Environmental Services	$130,722	$113,518
Oil Business	132,556	158,577
Unallocated Corporate Assets	36,991	47,724
Total	$300,269	$319,819

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, goodwill, accounts receivable, and inventories allocated to each segment.  Assets for the corporate unallocated amounts consist primarily of cash, prepaids, and property, plant, and equipment used at the corporate headquarters.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(In Thousands)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Net (loss) income	$(2,443)	$(9,628)	$1,410	$(6,865)

Interest expense - net	513	579	1,880	689

(Benefit of) provision for income taxes	(1,519)	(5,494)	899	(3,483)

Depreciation and amortization	4,147	4,966	17,197	12,877

EBITDA(a)	$698	$(9,577)	$21,386	$3,218

Inventory write-down (c)	2,371	6,112	9,217	6,112

Impairment of goodwill	3,952	—	3,952	—

Acquisition and integration costs of FCC Environmental	90	5,061	1,793	7,356

Additional costs due to unplanned shut down of re-refinery	—	271	—	271

Non-cash compensation	255	133	1,077	1,339

Adjusted EBITDA(b)	$7,366	$2,000	$37,425	$18,296

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
	EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
	EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and
	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

	We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
(b)	Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:
	(1) Non-cash inventory impairment charge, which is included in Operating Costs
	(2) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A
	(3) Costs incurred due to the unplanned shutdown of the Company's used oil re-refinery, which are recorded in Other Income / Expense - net
	(4) Non-cash compensation expenses which are recorded in SG&A
	We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(c)	The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.

CONTACT
Mark DeVita, Chief Financial Officer, at (847) 836-5670